Exhibit 99

FOR IMMEDIATE RELEASE

September 21, 2016

Contact: (analysts) Jeff Siemon: 763-764-2301

(media) Bridget Christenson: 763-764-6364

GENERAL MILLS REPORTS FISCAL 2017 FIRST-QUARTER RESULTS

•	Diluted EPS were $0.67; adjusted diluted EPS¹ totaled $0.78

•	Operating profit margin expanded 30 basis points to 16.5% of net sales; adjusted operating profit margin increased 80 basis points to 19.2% of net sales

•	Net sales declined 7% to $3.9 billion; organic net sales declined 4%

•	Company reaffirms fiscal 2017 full-year outlook

MINNEAPOLIS, MINN.—-General Mills (NYSE: GIS) today reported results for the first quarter ended August 28, 2016.

“Our first-quarter profit margin expansion and EPS results reflect continued good progress on our productivity and cost-savings initiatives,” said General Mills Chairman and Chief Executive Officer Ken Powell. “However, our net sales performance did not meet our expectations due to the challenging macro environment, a difficult year-over-year comparison, and a slower start to the year on certain businesses. We are taking actions to improve our net sales performance going forward, leveraging our Consumer First focus. At the same time, we have a number of encouraging examples across our global portfolio where our efforts to adapt to evolving consumer interests are driving positive results.”

First Quarter Results Summary

•	Reported net sales declined 7 percent to $3.9 billion due to lower organic net sales, the divestiture of the North American Green Giant business, and the impact of foreign exchange. Organic net sales declined 4 percent, with increases in U.S. natural and organic brands and emerging markets more than offset by declines in Foundation businesses and U.S. Yogurt.

•	Gross margin decreased from 36.9 percent to 36.3 percent of net sales. Adjusted gross margin, which excludes mark-to-market effects and certain other items affecting comparability, decreased 30 basis points from last year’s result that was up 290 basis points.

•	Operating profit totaled $646 million, down 6 percent compared to the prior year. Operating profit margin increased 30 basis points to 16.5 percent of net sales. Adjusted operating profit margin increased 80 basis points to 19.2 percent of net sales.

•	Total segment operating profit of $787 million was down 5 percent. Total segment operating profit was down 4 percent in constant currency, reflecting lower net sales.

•	Net earnings attributable to General Mills totaled $409 million and diluted earnings per share (EPS) were $0.67, down 3 percent from $0.69 a year ago.

•	Adjusted diluted EPS, which excludes certain items affecting comparability of results, totaled $0.78 in the first quarter, down 1 percent from the prior year. Constant-currency adjusted diluted EPS were also down 1 percent.

¹	Please see Note 7 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

Operating Segment Results

First Quarter Components of Reported Net Sales Growth
	Volume		Price/Mix		Foreign Exchange		Reported Net Sales
U.S. Retail	(12	) pts	4	pts	—		(8)%
International	(4	) pts	2	pts	(4	) pts	(6)%
Convenience Stores & Foodservice	(2	) pts	(5	) pts	—		(7)%

Total	(8	) pts	2	pts	(1	) pt	(7)%

First Quarter Components of Organic Net Sales Growth
	Organic Volume		Organic Price/Mix		Organic Net Sales	Foreign Exchange		Acquisitions & Divestitures		Reported Net Sales
U.S. Retail	(7	) pts	2	pts	(5)%	—		(3	) pts	(8)%
International	(4	) pts	3	pts	(1)%	(4	) pts	(1	) pt	(6)%
Convenience Stores & Foodservice	(2	) pts	(5	) pts	(7)%	—		—		(7)%

Total	(6	) pts	2	pts	(4)%	(1	) pt	(2	) pts	(7)%

First Quarter Segment Operating Profit Growth
	% Change as Reported	% Change in Constant Currency
U.S. Retail	(6)%
International	(14)%	(11)%
Convenience Stores & Foodservice	16%

Total	(5)%	(4)%

U.S. Retail Segment

First-quarter net sales for General Mills’ U.S. Retail segment totaled $2.33 billion, down 8 percent from the prior year with an increase in the Snacks operating unit more than offset by declines in the other units. Organic net sales declined 5 percent. Annie’s and Lärabar natural and organic products, Nature Valley cereals, and Old El Paso Mexican products posted particularly strong results in the quarter, offset by declines in Yoplait yogurt and Progresso soup. Segment operating profit declined 6 percent from the year-ago period that saw a 38 percent profit increase.

International Segment

First-quarter net sales for General Mills’ International segment totaled $1.13 billion, down 6 percent from the prior year driven primarily by foreign exchange headwinds and the divestiture of Green Giant in Canada. On a constant-currency basis, net sales increases in the Latin America and Asia/Pacific regions were offset by declines in Europe and Canada. Organic net sales declined 1 percent from year-ago levels that increased 5 percent. Products contributing particularly strong results in the quarter included Yoplait yogurt and Wanchai Ferry frozen meals in China, Old El Paso Mexican products in Canada and Yoki snacks in Brazil, offset by declines in Europe on Häagen-Dazs ice cream and Yoplait yogurt. International segment operating profit declined 14 percent as reported and 11 percent in constant currency, reflecting currency-driven inflation on products imported into Canada and the U.K., as well as the Green Giant divestiture.

Convenience Stores and Foodservice Segment

First-quarter net sales for the Convenience Stores and Foodservice segment declined 7 percent to $446 million, primarily due to market index pricing on bakery flour, partially offset by increases for the yogurt, biscuits, and cereal platforms. Organic net sales were also down 7 percent. Segment operating profit increased 16 percent in the quarter, reflecting lower input costs and higher grain merchandising earnings.

Joint Venture Summary

Combined after-tax earnings from the Cereal Partners Worldwide (CPW) and Häagen-Dazs Japan (HDJ) joint ventures were $24 million compared to $26 million a year ago. On a constant-currency basis, after-tax earnings from joint ventures declined 10 percent. Net sales for CPW grew 1 percent in constant currency, and constant-currency net sales for HDJ essentially matched year-ago results that were up 9 percent.

Other Income Statement Items

Unallocated corporate items totaled $82 million net expense in the first quarter of fiscal 2017, compared to $83 million net expense in 2016. Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $37 million net expense this year compared to $51 million net expense a year ago.

Restructuring, impairment, and other exit costs totaled $59 million in 2017 compared to $60 million in 2016. An additional $27 million of restructuring and project-related charges were recorded in cost of sales this year compared to $35 million a year ago (please see Note 3 below for more information on these charges).

Net interest expense totaled $74 million in this year’s first quarter, compared to $75 million a year ago. The effective tax rate was 30.9 percent in the first quarter, compared to 32.7 percent last year (please see Note 6 below for more information on our effective tax rate). Excluding items affecting comparability, the adjusted effective tax rate of 31.4 percent was below the rate of 32.3 percent a year ago, driven by discrete state tax benefits and favorable impacts of U.S. federal legislation passed in fiscal 2016.

Cash Flow Generation and Cash Returns

Cash provided by operating activities totaled $288 million, down 33 percent from the prior year primarily due to the timing of accounts payable, changes in trade and advertising accruals, and changes in income taxes payable. Capital investments in the first quarter totaled $154 million. General Mills paid $291 million in dividends, an increase of 9 percent over last year’s first quarter. The company repurchased 5.6 million shares of common stock for a total of $400 million. Average diluted shares outstanding for the first quarter declined 1 percent to 612 million.

Outlook

Powell said, “We expect our organic net sales performance will improve over the remainder of the year as key Consumer First initiatives gain traction and as our prior-year comparisons ease. At the same time, our commitment to our Growth and Foundation portfolio segmentation – and our progress on Holistic Margin Management and our other cost savings initiatives – gives us good visibility to achieving our previously announced profit goals for fiscal 2017 as well as our target of 20 percent adjusted operating profit margin by fiscal 2018.”

General Mills reiterated its key fiscal 2017 targets, including:

•	Organic net sales growth ranging from flat to down 2 percent;

•	Constant-currency total segment operating profit increasing 6 to 8 percent;

•	Adjusted operating profit margin increasing approximately 150 basis points; and

•	Constant-currency adjusted diluted EPS growing 6 to 8 percent from the base of $2.92 earned in fiscal 2016. At current exchange rates, the company estimates a 2 cent headwind from currency translation in 2017.

General Mills will hold a briefing for investors today, September 21, 2016, beginning at 8:30 a.m. Eastern time. You may access the webcast from General Mills’ internet home page: generalmills.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook,” and statements made by Mr. Powell, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including labeling and advertising regulations and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; effectiveness of restructuring and cost savings initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	Aug. 28, 2016	Aug. 30, 2015	% Change
Net sales	$3,907.9	$4,207.9	(7.1)%
Cost of sales	2,491.0	2,653.3	(6.1)%
Selling, general, and administrative expenses	712.2	811.2	(12.2)%
Restructuring, impairment, and other exit costs	58.9	60.1	(2.0)%

Operating profit	645.8	683.3	(5.5)%
Interest, net	73.9	75.3	(1.9)%

Earnings before income taxes and after-tax earnings from joint ventures	571.9	608.0	(5.9)%
Income taxes	176.6	198.6	(11.1)%
After-tax earnings from joint ventures	24.2	25.7	(5.8)%

Net earnings, including earnings attributable to redeemable and noncontrolling interests	419.5	435.1	(3.6)%
Net earnings attributable to redeemable and noncontrolling interests	10.5	8.5	NM

Net earnings attributable to General Mills	$409.0	$426.6	(4.1)%

Earnings per share—basic	$0.68	$0.71	(4.2)%

Earnings per share—diluted	$0.67	$0.69	(2.9)%

Dividends per share	$0.48	$0.44	9.1%

	Quarter Ended
	Aug. 28, 2016	Aug. 30, 2015	Basis Pt Change
Comparisons as a % of net sales:
Gross margin	36.3%	36.9%	(60)
Selling, general, and administrative expenses	18.2%	19.3%	(110)
Operating profit	16.5%	16.2%	30
Net earnings attributable to General Mills	10.5%	10.1%	40

	Quarter Ended
	Aug. 28, 2016	Aug. 30, 2015	Basis Pt Change
Comparisons as a % of net sales excluding certain items affecting comparability (a):
Adjusted gross margin	37.4%	37.7%	(30)
Adjusted operating profit	19.2%	18.4%	80
Adjusted net earnings attributable to General Mills	12.2%	11.6%	60

(a)	See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended
	Aug. 28, 2016	Aug. 30, 2015	% Change
Net sales:
U.S. Retail	$2,331.8	$2,531.2	(7.9)%
International	1,129.8	1,199.0	(5.8)%
Convenience Stores and Foodservice	446.3	477.7	(6.6)%

Total	$3,907.9	$4,207.9	(7.1)%

Operating profit:
U.S. Retail	$594.4	$629.7	(5.6)%
International	100.0	117.0	(14.5)%
Convenience Stores and Foodservice	92.7	79.8	16.2%

Total segment operating profit	787.1	826.5	(4.8)%
Unallocated corporate items	82.4	83.1	(0.8)%
Restructuring, impairment, and other exit costs	58.9	60.1	(2.0)%

Operating profit	$645.8	$683.3	(5.5)%

	Quarter Ended
	Aug. 28, 2016	Aug. 30, 2015	Basis Pt Change
Segment operating profit as a % of net sales:
U.S. Retail	25.5%	24.9%	60
International	8.8%	9.8%	(100)
Convenience Stores and Foodservice	20.8%	16.7%	410

Total segment operating profit	20.1%	19.6%	50

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	Aug. 28, 2016	Aug. 30, 2015	May 29, 2016
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$765.7	$450.6	$763.7
Receivables	1,446.1	1,531.5	1,360.8
Inventories	1,547.5	1,795.8	1,413.7
Prepaid expenses and other current assets	433.7	439.6	399.0

Total current assets	4,193.0	4,217.5	3,937.2
Land, buildings, and equipment	3,655.3	3,679.2	3,743.6
Goodwill	8,758.2	8,857.7	8,741.2
Other intangible assets	4,552.2	4,655.0	4,538.6
Other assets	754.4	825.9	751.7

Total assets	$21,913.1	$22,235.3	$21,712.3

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,944.8	$1,759.6	$2,046.5
Current portion of long-term debt	1,103.4	1,000.3	1,103.4
Notes payable	690.5	823.7	269.8
Other current liabilities	1,476.4	1,716.3	1,595.0

Total current liabilities	5,215.1	5,299.9	5,014.7
Long-term debt	7,078.0	7,609.7	7,057.7
Deferred income taxes	1,442.7	1,473.1	1,399.6
Other liabilities	2,047.7	1,714.0	2,087.6

Total liabilities	15,783.5	16,096.7	15,559.6

Redeemable interest	841.0	786.6	845.6
Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,185.1	1,232.1	1,177.0
Retained earnings	12,734.6	12,150.9	12,616.5
Common stock in treasury, at cost, shares of 160.0, 155.4 and 157.8	(6,602.2)	(6,089.2)	(6,326.6)
Accumulated other comprehensive loss	(2,484.7)	(2,420.2)	(2,612.2)

Total stockholders’ equity	4,908.3	4,949.1	4,930.2
Noncontrolling interests	380.3	402.9	376.9

Total equity	5,288.6	5,352.0	5,307.1

Total liabilities and equity	$21,913.1	$22,235.3	$21,712.3

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Three-Month Period Ended
	Aug. 28, 2016	Aug. 30, 2015
Cash Flows—Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$419.5	$435.1
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	152.5	143.9
After-tax earnings from joint ventures	(24.2)	(25.7)
Distributions of earnings from joint ventures	26.4	19.1
Stock-based compensation	38.8	31.3
Deferred income taxes	36.0	20.7
Tax benefit on exercised options	(53.0)	(37.4)
Pension and other postretirement benefit plan contributions	(11.3)	(10.6)
Pension and other postretirement benefit plan costs	8.9	29.5
Restructuring, impairment, and other exit costs	56.6	47.5
Changes in current assets and liabilities	(357.1)	(200.2)
Other, net	(4.8)	(22.3)

Net cash provided by operating activities	288.3	430.9

Cash Flows—Investing Activities
Purchases of land, buildings, and equipment	(153.5)	(147.2)
Investments in affiliates, net	8.1	1.0
Proceeds from disposal of land, buildings, and equipment	0.4	0.4
Exchangeable note	13.0	—
Other, net	4.7	6.7

Net cash used by investing activities	(127.3)	(139.1)

Cash Flows—Financing Activities
Change in notes payable	419.6	211.7
Payment of long-term debt	—	(0.2)
Proceeds from common stock issued on exercised options	63.6	47.7
Tax benefit on exercised options	53.0	37.4
Purchases of common stock for treasury	(399.7)	(152.1)
Dividends paid	(290.9)	(266.5)
Distributions to noncontrolling and redeemable interest holders	(1.2)	(35.0)
Other, net	(0.1)	0.1

Net cash used by financing activities	(155.7)	(156.9)

Effect of exchange rate changes on cash and cash equivalents	(3.3)	(18.5)

Increase in cash and cash equivalents	2.0	116.4
Cash and cash equivalents—beginning of year	763.7	334.2

Cash and cash equivalents—end of period	$765.7	$450.6

Cash Flow from changes in current assets and liabilities:
Receivables	$(81.7)	$(162.6)
Inventories	(122.2)	(275.2)
Prepaid expenses and other current assets	(34.2)	(34.3)
Accounts payable	(49.7)	132.8
Other current liabilities	(69.3)	139.1

Changes in current assets and liabilities	$(357.1)	$(200.2)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)	The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)	During the second quarter of fiscal 2016, we sold our North American Green Giant product lines for $822.7 million in cash, and we recorded a pre-tax gain of $199.1 million. We received net cash proceeds of $788.0 million after transaction-related costs. After the divestiture, we retained a brand intangible asset of $30.1 million related to our continued use of the Green Giant brand in certain markets outside of North America.

(3)	We are currently pursuing several multi-year restructuring initiatives designed to increase our efficiency and focus our business behind our key growth strategies. Charges related to these activities were as follows:

	Quarter Ended
In Millions	Aug. 28, 2016	Aug. 30, 2015
Cost of sales	$13.6	$21.8
Restructuring, impairment, and other exit costs	58.9	60.1

Total restructuring charges	$72.5	$81.9

Project-related costs classified in cost of sales	$13.8	$13.1

In the first quarter of fiscal 2017, we announced a plan to restructure certain product lines in our International segment. To eliminate excess capacity, we will close our snacks manufacturing facility in Marília, Brazil and cease production operations for meals and snacks at our facility in São Bernardo do Campo, Brazil. We will also cease production of certain underperforming snack products at our facility in Nanjing, China. These and other actions, which are subject to appropriate consultation with employees and their representatives where required by law or practice, will affect approximately 420 positions in our Brazilian operations and approximately 440 positions in our Greater China operations. In the first quarter of fiscal 2017, we recorded $36 million of these charges, including $2 million of severance charges and $34 million of impairment charges to write down assets to their net realizable value. We expect these actions to be completed by the end of fiscal 2017 with total charges of approximately $43 million, of which approximately $8 million will be cash.

In the first quarter of fiscal 2017, we approved a plan to close our Vineland, New Jersey facility to eliminate excess soup capacity in our U.S. Retail Segment supply chain. This action will affect approximately 370 positions, and we recorded a charge of $21 million, including $12 million of severance charges and $7 million of accelerated depreciation in the first quarter of fiscal 2017. We expect to record approximately $27 million of additional expense in fiscal 2017, primarily accelerated depreciation. We expect this action to be completed by the end of fiscal 2019 with total charges of approximately $66 million, of which approximately $23 million will be cash.

In addition to the actions taken at certain facilities described above, we incurred $15 million of restructuring charges in the first quarter of fiscal 2017 and $82 million in the first quarter of fiscal 2016 relating to Project Century and Project Compass actions previously announced.

We made cash payments totaling $16 million in the first quarter of fiscal 2017 and $34 million in the first quarter of fiscal 2016 relating to restructuring initiatives.

In addition to restructuring charges, we recorded project-related costs of $14 million in the first quarter of fiscal 2017 and $13 million in the first quarter of fiscal 2016. We expect to incur approximately $38 million of project-related costs in future periods related to our restructuring initiatives.

Details of our current restructuring initiatives were as follows:

	As Reported
	Quarter Ended						Estimated
In Millions	Aug. 28, 2016		Aug. 30, 2015		Fiscal 2016 and 2015		Future		Total
	Charge	Cash	Charge	Cash	Charge	Cash	Charge	Cash	Charge	Cash	Savings (b)
Restructuring of certain International product lines	$36.4	$3.3	$—	$—	$—	$—	$7	$5	$43	$8
Closure of Vineland, New Jersey plant	20.9	—	—	—	—	—	45	23	66	23
Project Compass	1.0	4.3	51.5	8.6	54.7	36.1	4	20	60	60
Project Century	14.2	7.6	30.2	5.8	364.4	46.1	55	105	434	159
Project Catalyst	—	(0.4)	0.2	19.7	140.9	92.8	—	26	141	118
Combination of certain operational facilities	—	1.1	—	0.2	13.9	11.0	1	—	15	12

Total restructuring charges (a)	72.5	15.9	81.9	34.3	573.9	186.0	112	179	759	380
Project-related costs	13.8	16.7	13.1	12.2	70.7	64.2	38	41	122	122

Restructuring charges and project-related costs	$86.3	$32.6	$95.0	$46.5	$644.6	$250.2	$150	$220	$881	$502	$620

(a)	Includes $13.6 million of restructuring charges recorded in cost of sales during fiscal 2017 and $21.8 million in fiscal 2016.
(b)	Cumulative annual savings targeted by fiscal 2018. Includes savings from SG&A cost reduction projects.

(4)	Unallocated corporate expense totaled $82 million in the first quarter of fiscal 2017 compared to $83 million in the same period in fiscal 2016. In the first quarter of fiscal 2017, we recorded $14 million of restructuring charges and $14 million of restructuring initiative project-related costs compared to $22 million of restructuring charges and $13 million of restructuring initiative project-related costs in the same period last year. In addition, we recorded a $17 million net increase in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the first quarter of fiscal 2017 compared to a $3 million net decrease in expense in the same period last year.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended
In Millions, Except per Share Data	Aug. 28, 2016	Aug. 30, 2015
Net earnings attributable to General Mills	$409.0	$426.6

Average number of common shares—basic EPS	600.0	601.7
Incremental share effect from: (a)
Stock options	9.5	10.4
Restricted stock, restricted stock units, and other	2.9	3.4

Average number of common shares—diluted EPS	612.4	615.5

Earnings per share—basic	$0.68	$0.71
Earnings per share—diluted	$0.67	$0.69

(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(6)	The effective tax rate for the first quarter of fiscal 2017 was 30.9 percent compared to 32.7 percent for the first quarter of fiscal 2016. The 1.8 percentage point decrease was primarily due to discrete state tax benefits and favorable impacts of U.S. federal legislation passed during the third quarter of fiscal 2016.

(7)	We have included the following measures in this release that are not defined by GAAP: (1) Organic net sales growth rates, (2) diluted EPS excluding certain items affecting comparability, (3) diluted EPS excluding certain items affecting comparability growth rates on a constant-currency basis, (4) total segment operating profit, (5) constant-currency total segment operating profit growth rates, (6) constant-currency International segment operating profit growth rates, (7) constant-currency net sales growth rates for our International segment, (8) constant-currency after-tax earnings from joint ventures growth rates, (9) earnings comparisons as a percent of net sales excluding certain items affecting comparability, and (10) effective income tax rates excluding certain items affecting comparability.

Organic net sales growth rates, diluted EPS excluding certain items affecting comparability and the related growth rate on a constant-currency basis, and total segment operating profit and related constant-currency growth rates are used in reporting to our executive management and as a component of our Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that these measures provide useful supplemental information to assess our operating performance. The adjustments are either items resulting from infrequently occurring events or items that, in our management’s judgment, significantly affect the period-over-period assessment of operating results. These measures are reconciled below to the measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, our diluted EPS and operating performance measures as calculated in accordance with GAAP.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, as well as acquisitions, divestitures, and a 53rd week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, which are the relevant GAAP measures, is included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Diluted EPS excluding certain items affecting comparability and the related constant-currency growth rates follow:

	Quarter Ended			Fiscal Year
Per Share Data	Aug. 28, 2016	Aug. 30, 2015	Change	2016
Diluted earnings per share, as reported	$0.67	$0.69	(3)%	$2.77
Mark-to-market effects (a)(d)	0.02	—		(0.07)
Restructuring charges (b)(d)	0.08	0.09		0.26
Project-related costs (b)(d)	0.01	0.01		0.06
Divestitures (gain), net (c)(d)	—	—		(0.10)

Diluted earnings per share, excluding certain items affecting comparability	$0.78	$0.79	(1)%	$2.92

Foreign currency exchange impact			Flat
Diluted earnings per share growth, excluding certain items affecting comparability, on a constant-currency basis			(1)%

(a)	See Note 4.
(b)	See Note 3.
(c)	See Note 2.
(d)	See reconciliation of effective income tax rate excluding certain items affecting comparability below for tax impact of adjustment.

A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

Constant-currency total segment operating profit growth rate follows:

	Percentage Change in Total Segment Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Total Segment Operating Profit on a Constant- Currency Basis
Quarter Ended Aug. 28, 2016	(5)%	(1	)pt	(4)%

Constant-currency International segment operating profit growth rate follows:

	Percentage Change in International Segment Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in International Segment Operating Profit on Constant- Currency Basis
Quarter Ended Aug. 28, 2016	(14)%	(3	)pts	(11)%

Constant-currency International segment and region net sales growth rates follow:

	Quarter Ended Aug. 28, 2016
	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant- Currency Basis
Europe	(9)%	(3	)pts	(6)%
Canada	(4)	(2)		(2)
Latin America	(4)	(7)		3
Asia/Pacific	(3)	(4)		1

Total International	(6)%	(4	)pts	(2)%

The components of International organic net sales growth for the quarter ended August 30, 2015, versus the quarter ended August 24, 2014, are as follows:

Quarter Ended Aug. 30, 2015 vs.
Quarter Ended Aug. 24, 2014
Contributions from organic volume growth (a)	4 pts
Organic net price realization and mix	1 pt

Organic net sales growth	5 pts
Foreign currency exchange	(16	)pts
Acquisitions and divestitures (b)	NA

Net sales growth	(11	)pts

Constant-currency after-tax earnings from joint ventures growth rate follows:

	Percentage Change in After-tax Earnings from Joint Ventures as Reported	Impact of Foreign Currency Exchange		Percentage Change in After-tax Earnings from Joint Ventures on Constant- Currency Basis
Quarter Ended Aug. 28, 2016	(6)%	4	pts	(10)%

Earnings comparisons as a percent of net sales excluding certain items affecting comparability follow:

	Quarter Ended
In Millions	Aug. 28, 2016		Aug. 30, 2015
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,416.9	36.3%	$1,554.6	36.9%
Mark-to-market effects (b)	16.6	0.4%	(2.7)	—%
Restructuring charges (c)	13.6	0.3%	21.8	0.5%
Project-related costs (c)	13.8	0.4%	13.1	0.3%

Adjusted gross margin	$1,460.9	37.4%	$1,586.8	37.7%

Operating profit as reported	$645.8	16.5%	$683.3	16.2%
Mark-to-market effects (b)	16.6	0.4%	(2.7)	—%
Restructuring charges (c)	72.5	1.9%	81.9	1.9%
Project-related costs (c)	13.8	0.4%	13.1	0.3%

Adjusted operating profit	$748.7	19.2%	$775.6	18.4%

Net earnings attributable to General Mills as reported	$409.0	10.5%	$426.6	10.1%
Mark-to-market effects, net of tax (b)(d)	10.5	0.3%	(1.7)	—%
Restructuring charges, net of tax (c) (d)	48.3	1.2%	56.2	1.3%
Project-related costs, net of tax (c)(d)	8.8	0.2%	8.2	0.2%

Adjusted net earnings attributable to General Mills	$476.6	12.2%	$489.3	11.6%

(a)	Net sales less cost of sales.
(b)	See Note 4.
(c)	See Note 3.
(d)	See reconciliation of effective income tax rate excluding certain items affecting comparability below for tax impact of adjustment.

	Quarter Ended
In Millions	Aug. 24, 2014
Comparisons as a % of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,438.7	33.7%
Mark-to-market effects	49.2	1.1%

Adjusted gross margin	$1,487.9	34.8%

(a)	Net sales less cost of sales.

	Quarter Ended
	Aug. 30, 2015	Aug. 24, 2014	Basis Pt Change
Comparisons as a % of net sales excluding certain items affecting comparability:
Adjusted gross margin	37.7%	34.8%	290

A reconciliation of the effective income tax rate as reported to the effective income tax rate excluding certain items affecting comparability follows:

	Quarter Ended
	Aug. 28, 2016		Aug. 30, 2015
In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$571.9	$176.6	$608.0	$198.6
Mark-to-market effects (b)	16.6	6.1	(2.7)	(1.0)
Restructuring charges (c)	72.5	24.2	81.9	23.6
Project-related costs (c)	13.8	5.0	13.1	4.9

As adjusted	$674.8	$211.9	$700.3	$226.1

Effective tax rate:
As reported		30.9%		32.7%
As adjusted		31.4%		32.3%

Sum of adjustments to income taxes		35.3		27.5

Average number of common shares—diluted EPS		612.4		615.5

Impact of income tax adjustments on diluted EPS excluding certain items affecting comparability		$0.06		$0.04

(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	See Note 4.
(c)	See Note 3.

The non-GAAP forward-looking financial measures included in this release are not reconcilable to the equivalent GAAP measure because we cannot accurately predict the excluded variables that may impact these measures.